Exhibit 6.29

LOAN AGREEMENT

Dated as of August 26, 2024

by and between

AGILITY CAPITAL III, LLC
as "Agility" or "Lender"

and

Coyuchi, Inc.
as "Borrower"

TOTAL CREDIT AMOUNT: Up to **$1,000,000**

Maturity Date:	March 1, 2025, subject to Section 1(f) below
Formula:	None
Facility Origination Fee:	$25,000
Interest:	13.5% per annum; fixed
Warrants:	See Warrant for coverage

The information set forth above is subject to the terms and conditions set forth in the balance of this Agreement. The parties agree as follows:

1. Advances and Payments.

(a) Advance. Subject to the terms and conditions of this Agreement, Borrower may request, and Lender may loan to Borrower, an aggregate principal amount of up to $1,000,000 (the "Advance"), which shall be loaned to Borrower on or around the date of this Agreement.

(b) Funding Conditions. Agility's obligation to make any portion of the Advance under this Agreement is subject to (i) Agility's determination, in its sole discretion, that there has not occurred a circumstance or circumstances that have a Material Adverse Effect and no Event of Default has occurred that is continuing, and (ii) the execution, delivery and filing of such certificates, instruments and agreements, as Agility deems appropriate, in form and substance satisfactory to Agility, including but not limited to (A) [reserved]; (B) a warrant to purchase stock, (C) intellectual property security agreement, (D) corporate resolutions and incumbency certificate, (E) subordination agreement executed by Borrower's noteholders, and (F) intercreditor agreement with Rosenthal & Rosenthal of California, Inc. ("Senior Lender").

(c) Interest. Borrower shall pay interest on the outstanding principal balance of the Advance at a fixed rate per annum equal to thirteen and one half percent (13.5%). Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed, shall accrue from the funding date of any portion of the Advance and shall be payable in arrears on the first day of each month until the Advance has been repaid.

(d) Payments. Borrower shall make interest-only payments on the first day of each month as set forth in Section 1(c) above, with principal due on the Maturity Date. Any partial month shall be prorated on the basis of a 30-day month based on the actual number of days outstanding. All payments made to Agility shall be made via wire transfer per wire transfer instructions separately provided by Agility to Borrower or by automated clearing house (ACH) transfer. All payments received by Agility shall be applied first to outstanding fees and expenses owing to Agility, then to accrued and unpaid interest, then to principal. Any fees or interest not paid when due shall be compounded by becoming a part of the Obligations, and such fees or interest shall thereafter accrue interest at the applicable interest rate.

(e) Prepayment. Borrower may prepay all but not less than all of the Advance, provided that Borrower (i) provides written notice to Lender of its election to prepay the Advance at least fifteen (15) days prior to such prepayment, and (ii) pays to the Lender on the date of such prepayment an amount equal to the sum of (i) all outstanding principal of the Advance plus (ii) accrued and unpaid interest thereon through the prepayment date, plus a fee equal to $25,000 minus the aggregate amount of interest paid by Borrower prior to the prepayment date, plus (iv) all of Lender's fees and expenses incurred in connection with this Agreement.

(f) Maturity Date. All amounts outstanding hereunder are due and payable on the earlier of (i) the date Borrower receives an aggregate of at least $5,000,000 in cash proceeds from the sale and issuance of its equity securities in a bona fide equity financing transaction or any equity and/or debt financing led by a strategic investor that contemplates an acquisition of Borrower by such strategic investor or (ii) March 1, 2025 (the "Maturity Date").

(g) Late Payments; Default Interest; Default Fees. After the occurrence of an Event of Default under Section 5(a) of this Agreement, the Obligations shall bear interest at a rate equal to 18%. In addition, upon the occurrence of such Event of Default, Borrower shall pay Agility a default fee of $5,000, and Borrower shall pay Agility an additional default fee of $5,000 on the 15th day following the date upon which the Event of Default has occurred and on each 15th day that follows thereafter, until such Event of Default is cured to Agility's reasonable satisfaction or waived in writing by Agility. The terms of this paragraph shall not be construed as Agility's consent to Borrower's failure to pay any amounts in strict accordance with this Agreement, and Agility's charging any fees and/or acceptance of any payments shall not restrict Agility's exercise of any remedies arising out of any such failure.

(h) Fees. On the date hereof, Borrower shall pay to Agility an origination fee of $25,000, which is fully earned and nonrefundable, and shall be deducted from the initial proceeds of the Advance. On the first business day of each month, Borrower shall pay Agility a loan management fee of $1,000, each of which are fully earned and nonrefundable on each such date.

(i) **Deposit; Expenses.** Prior to the date hereof, Borrower paid to Lender a deposit in the amount of $7,500 (the "Deposit"), to be applied towards Lender's costs in connection with this Agreement, including, but not limited to, underwriting, due diligence, negotiation, documentation, legal fees and expenses, travel and out of pocket expenses. On the date hereof, Borrower shall pay to Lender all expenses incurred through the date hereof in excess of the Deposit. Borrower shall pay to Lender all of Lender's expenses incurred after the date hereof, as and when they are incurred, including all costs and expenses incurred in connection with the termination of any lien filings upon the repayment in full of the Advance(s) or the termination of this Agreement (collectively, "Lender's Expenses"), upon notice from Lender. Borrower's obligations to pay Lender's Expenses shall survive the termination of this Agreement.

(j) **Use of Proceeds**. The proceeds from the Advance shall be used for Borrower's working capital, general operating, and other corporate purposes.

2. **Security Interest**. As security for all present and future indebtedness, guarantees, liabilities, and other obligations of Borrower to Agility under this Agreement and any other present or future agreement, document, or instrument entered into in connection herewith (collectively, the "Transaction Documents"), including all fees specified in Section 1 (collectively, the "Obligations"), Borrower grants Agility a security interest in all of Borrower's personal property, whether now owned or hereafter acquired, including without limitation the property described on **Exhibit A** attached hereto, and all products, proceeds and insurance proceeds of the foregoing (collectively, the "Collateral"). Borrower authorizes Agility to execute such documents and take such actions as Agility reasonably deems appropriate from time to time to perfect or continue the security interest granted hereunder.

3. **Representations, Warranties and Covenants**. Borrower represents to Agility as follows (which shall be deemed continuing throughout the term of this Agreement, including the dates each portion of the Advance is made):

(a) **Authorization**. The execution, delivery and performance by Borrower of the Transaction Documents, and all other documents contemplated hereby have been duly and validly authorized by all necessary corporate action, and do not violate Borrower's Articles of Incorporation or by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property.

(b) **State of Incorporation; Places of Business; Locations of Collateral**. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which it is required to do so the failure of which could not reasonably be expected to have a Material Adverse Effect. The address set forth in this Agreement under Borrower's signature is Borrower's chief executive office, unless Borrower notifies Agility in writing of a relocation of its chief executive office in accordance with Section 4(e)(xii) hereof. Other than the chief executive office, the Collateral is located at the address(es) set forth on **Exhibit B** or such other address as may be identified to Agility in writing.

(c) **Title to Collateral; Permitted Liens**. Borrower is now, and will at all times in the future be, the sole owner of all the Collateral. The Collateral now is and will remain free and clear of any and all liens, security interests, encumbrances and adverse claims, except for (i) purchase money security interests in specific items of equipment; (ii) leases of specific items of equipment; (iii) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender's security interests; (iv) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations that are not delinquent; (v) liens in favor of Senior Lender; and (vi) the liens set forth on **Exhibit B**.

(d) **Financial Condition, Statements and Reports**. The financial statements provided to Agility by Borrower have been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"). All financial statements now or in the future delivered to Agility will fairly reflect the financial condition of Borrower, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Agility and the date hereof, there has been no circumstance that could reasonably be expected to constitute or give rise to a Material Adverse Effect. Borrower has timely filed, and will timely file, all tax returns

and reports required by applicable law, and Borrower has timely paid, and will timely pay, all applicable taxes, assessments, deposits and contributions now or in the future owed by Borrower.

(e) Compliance with Law. Borrower has complied, and will comply, in all material respects, with all provisions of all material applicable laws and regulations.

(f) Information. All information provided to Agility by or on behalf of Borrower on or prior to the date of this Agreement is true and correct in all material respects, and no representation or other statement made by Borrower to Agility contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made to Agility not misleading at the time made.

(g) Litigation. Except as disclosed on **Exhibit B**, there is no claim or litigation pending or (to best of Borrower's knowledge) threatened against Borrower that either individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect. Borrower will promptly inform Agility in writing of any claim or litigation in the future.

(h) Subsidiaries; Investments. Except as disclosed on **Exhibit B**, Borrower has no wholly-owned or partially owned subsidiaries, and **Exhibit B** sets forth all loans by Borrower to, and all investments by Borrower in, any person, entity, corporation partnership or joint venture.

(i) Deposit and Investment Accounts. As of the date hereof, Borrower and its Subsidiaries only maintains the operating, savings, deposit, securities and investment accounts listed on **Exhibit B**. On and after the 90th day following the date hereof, all of Borrower's accounts are and shall remain subject to account control agreement(s), in form and substance satisfactory to Lender. Notwithstanding the foregoing, no account control agreement in favor of Lender shall be required for any account which is subject to an account control agreement in favor of Senior Lender if the bank/financial institution at which such account is maintained refuses to enter into an account control agreement in favor of Lender.

4. Other Covenants. Until the repayment in full of the Advance(s):

(a) Reports. Borrower will provide to Agility in form and substance acceptable to Agility (i) within thirty (30) days after the last day of each month, monthly financial statements, prepared in accordance with GAAP, consistently applied, along with a Compliance Certificate in substantially similar form as Exhibit C attached hereto; (ii) within fifteen (15) days after the last day of each month, copies of all reports and statements received by Borrower from any of its banks or other financial institutions (in lieu of such requirement, Borrower may grant Agility on-line "view only" access to all of its accounts on terms acceptable to Agility); (iii) within fifteen (15) days of the end of each month, aged listings of accounts receivable and accounts payable; (iv) annual financial statements prepared in accordance with GAAP, consistently applied, by an independent certified public accountant acceptable to Agility, and copies of Borrower's tax returns for such year, within one hundred twenty (120) days of the last day of such year; (v) copies of any additional reports, certificates or other information submitted to Senior Lender; and (vi) upon request, such other information relating to Borrower's operations and condition, as Agility may reasonably request from time to time. Agility shall have the right to review and copy Borrower's books and records and audit and inspect the Collateral, from time to time, upon reasonable notice to Borrower. Agility or its officers, employees, or agents shall have a right to visit Borrower's premises during normal operating hours and interview Borrower's officers at Borrower's expense.

(b) Insurance. Borrower will maintain insurance on the Collateral and Borrower's business, in amounts and of a type that are customary to businesses similar to Borrower's, and Agility will be named in a lender's loss payable endorsement in favor of Agility, in form reasonably acceptable to Agility.

(c) Financial Covenants.

(i) Tangible Net Worth. Borrower's Tangible Net Worth measured on the last day of each calendar quarter beginning with the quarter ending September 30, 2024, shall be least $3,900,000. "Tangible Net Worth" means, at a particular date (A) the aggregate amount of all assets of Borrower as may be properly classified

as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, less (B) the aggregate amount of all liabilities of Borrower (excluding Subordinated Debt and any accrued interest) determined in accordance with GAAP.

(ii) Working Capital. Borrower's Working Capital measured on the last day of each calendar quarter, beginning with the quarter ending September 30, 2024, shall be least $2,000,000. "Working Capital" means the excess, if any, of Current Assets less Current Liabilities (excluding Subordinated Debt and any accrued interest). "Current Assets" means, at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a balance sheet of Borrower, as at such date, including but not limited to: cash, accounts receivable, merchant processor clearing accounts, inventory, and prepaid current assets of Borrower, providing however, that such amounts shall not include any amounts for any indebtedness owing by any affiliate to Borrower. "Current Liabilities" means, at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrower, as at such date, but in any event including but not limited to: all indebtedness payable on demand, or at the option of the person or entity to whom such indebtedness is owed, not more than twelve (12) months after such date, any payments in respect of any indebtedness (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, all reserves in respect of liabilities or indebtedness payable on demand or, at the option of the person or entity to whom such indebtedness is owed, not more than twelve (12) months after such date, the validity which is not contested to such date, all accruals for federal or other taxes measured by income payable within twelve (12) months of such date, all outstanding indebtedness to Lender and all outstanding indebtedness owing to Senior Lender.

(d) Financing Event. On or before December 1, 2024, Borrower shall deliver to Lender a fully executed term sheet or letter of intent, on terms acceptable to Lender in its sole discretion, evidencing an equity financing or an acquisition transaction (including a merger, change of control, or acquisition of all or any substantial part of Borrower's assets) that will result in sufficient cash proceeds to Borrower upon the closing of such transaction to pay in full all Obligations owing to Lender no later than March 1, 2025.

(e) Negative Covenants. Without Agility's prior written consent, Borrower shall not do any of the following: (i) acquire any assets outside the ordinary course of business, or enter into or consummate any merger or acquisition; (ii) sell, lease, license, encumber, transfer or otherwise dispose of any Collateral except for sales of inventory in the ordinary course of business; (iii) pay or declare any dividends on Borrower's stock; (iv) redeem, repurchase or otherwise acquire, any of Borrower's stock; (v) make any investments in, or loans or advances to, any person, including without limitation any investments in, or downstreaming of funds to, any subsidiary or affiliate of Borrower; (vi) incur any indebtedness, including any guaranties or other contingent liabilities, other than (A) trade debt and capital lease obligations incurred in the ordinary course of business, (B) indebtedness that is subordinated in writing to the Obligations owing by Borrower to Lender that are subject to a subordination agreement in form and substance satisfactory to Lender ("Subordinated Debt"), and (C) indebtedness owing to Senior Lender in an aggregate amount of up to $3,500,000 outstanding at any time; (vii) make any deposits or investments into any investment or depository accounts unless they are subject to an account control agreement acceptable to Agility; (viii) make any payment on any Subordinated Debt, other than in accordance with the subordination agreement governing such debt; (ix) permit or suffer a merger, change of control, or acquisition of all or any substantial part of Borrower's assets; (x) use any part of the Advances to repay loans or pay deferred salaries or other amounts owing to any officers, directors, shareholders or affiliates of Borrower; or (xi) agree to do any of the foregoing; or (xii) or without thirty (30) days prior written notification to Lender, relocate its chief executive office or state of incorporation or change its legal name or experience any change in corporate form.

(f) Post Closing Covenants. Within thirty (30) days following the Closing Date, Borrower shall deliver to Lender a subordination agreement executed by Marie-Rose Kahane, in form and substance satisfactory to Lender. Borrower covenants not to make any payments on account of any amounts owing to Marie-Rose Kahane, except as may be expressly permitted under the terms of such subordination agreement (once such agreement is fully executed).

5. Events of Default. Any one or more of the following shall constitute an Event of Default under this Agreement:

(a) Borrower shall fail to pay any principal or interest due hereunder within ten days after the date due, provided that any amounts due on the Maturity Date shall be paid on that date, with no grace period; or

(b) Borrower shall fail to comply with any other term, covenant, condition or provision of this Agreement or there is any other breach, noncompliance or default under any other Transaction Document and as to any failure under such terms, covenants, conditions or provisions that can be cured, has failed to cure such failure within ten (10) business days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; or

(c) Any warranty, representation, statement, report or certificate made or delivered to Agility by Borrower or on Borrower's behalf shall be untrue or misleading in a material respect as of the date given or made, or shall become untrue or misleading in a material respect after the date hereof; or

(d) A default or event of default occurs in any other agreement to which Borrower is subject or by which Borrower is bound (i) resulting in a right by the other party or parties, whether or not exercised, to accelerate the maturity of any indebtedness or exercise any remedies against Borrower or any of Borrower's property or (ii) that could reasonably be expected to have a Material Adverse Effect, as defined below; or

(e) Any portion of Borrower's assets is attached, seized or levied upon, or a judgment for more than $50,000 is awarded against Borrower and is not satisfied or stayed within ten days; or

(f) Dissolution or termination of existence of Borrower; or appointment of a receiver, trustee or custodian, for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by or against Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect (except that, in the case of a proceeding commenced against Borrower, Borrower shall have 60 days after the date such proceeding was commenced to have it dismissed, provided Agility shall have no obligation to make any Advance during such period); or

(g) The occurrence of any circumstance that could reasonably be expected to have a "Material Adverse Effect", which shall mean (i) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or financial or other condition of Borrower, (ii) the material impairment of Borrower's ability to perform its Obligations or of Agility's ability to enforce the Obligations or realize upon the Collateral, or (iii) a material adverse change in the value of the Collateral or any other collateral securing the Obligations, or (iv) a material impairment in the priority of Lender's security interest in the Collateral or any other collateral securing the Obligations; or

(h) If any guaranty of all or a portion of the Obligations (a "Guaranty"), if any, ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation, or any event of default occurs, under the Guaranty, or if any of the circumstances described in clauses (c) through (g) above with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution.

6. Remedies.

(a) Remedies. Upon the occurrence of any Event of Default, Agility, at its option, may do any one or more of the following: (i) accelerate and declare the Obligations to be immediately due, payable, and performable; (ii) take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Agility to enter Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge by Borrower for so long as Agility reasonably deems it necessary in order to complete the enforcement of its rights under this Agreement or any other Transaction Document; provided, however, that should Agility seek to take possession of any of the Collateral by Court process, Borrower hereby waives: (A) any bond and any surety or security relating thereto; (B) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (C) any requirement that Agility retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (iii) require Borrower to assemble any or all of the Collateral and make it available to Agility at reasonable places designated by Agility;

(iv) complete the processing of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Agility shall have the right to use Borrower's premises, equipment and all other property without charge by Borrower; (v) collect and dispose of and realize upon any investment property, including withdrawal of any and all funds from any deposit or securities accounts; (vi) dispose of any of the Collateral, at one or more public or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale; and (vii) demand payment of, and collect any accounts, general intangibles or other Collateral and, in connection therewith, Borrower irrevocably authorizes Agility to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, and, in Agility's good faith business judgment, to grant extensions of time to pay, compromise claims and settle accounts, general intangibles and the like for less than face value; Borrower grants Agility a non-exclusive license, exercisable from and after an Event of Default has occurred, to use and copy any trademarks, service marks and other intellectual property in which Borrower has an interest to effect any of the foregoing remedies. All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Agility with respect to the foregoing shall be added to and become part of the Obligations, and shall be due on demand.

(b) Application of Proceeds. All proceeds realized as the result of any sale or other disposition of the Collateral shall be applied by Agility first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Agility in the exercise of its rights under this Agreement or any other Transaction Document, second to any fees and Obligations other than interest and principal, third to the interest due upon any of the Obligations, and fourth to the principal of the Obligations, in such order as Agility shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Agility for any deficiency.

(c) Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Agility shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Agility and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Agility of one or more of its rights or remedies shall not be deemed an election, nor bar Agility from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Agility to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

(d) Power of Attorney. After the occurrence and during the continuance of an Event of Default, Borrower irrevocably appoints Agility (and any of Agility's designated employees or agents) as Borrower's true and lawful attorney in fact to: endorse Borrower's name on any checks or other forms of payment; make, settle and adjust all claims under and decisions with respect to Borrower's policies of insurance; settle and adjust disputes and claims respecting accounts, general intangibles and other Collateral; execute and deliver all notices, instruments and agreements in connection with the perfection of the security interest granted in this Agreement; sell, lease or otherwise dispose of all or any part of the Collateral; and take any other action or sign any other documents required to be taken or signed by Borrower, or reasonably necessary to enforce Agility's rights or remedies or otherwise carry out the purposes of this Agreement and the other Transaction Documents. The appointment of Agility as Borrower's attorney in fact, and each of Agility's rights and powers, being coupled with an interest, are irrevocable until all Obligations owing to Agility have been paid and performed in full.

7. Waivers. The failure of Agility at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Transaction Document between Borrower and Agility shall not waive or diminish any right of Agility later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement shall be deemed to have been waived except by a specific written waiver signed by an authorized officer of Agility. Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, general intangible, document or guaranty at any time held by Agility on which Borrower is or may in any way be liable, and notice of any action taken by Agility, unless expressly required by this Agreement.

8. Indemnity. Borrower shall indemnify Agility for any costs or liabilities, including reasonable attorneys' fees, incurred by Agility in connection with this Agreement or any other Transaction Document, except for

costs and liabilities directly resulting from the gross negligence or willful misconduct of Agility determined by a court of competent jurisdiction by final and non-appealable order.

9. Confidentiality. In handling any confidential non-public information provided to Agility by Borrower, Agility shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of the same, except that disclosure of such information may be made (i) to subsidiaries or affiliates of Agility in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Obligations, provided that they have entered into a comparable confidentiality agreement with respect thereto, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Agility, and (v) as Agility may deem appropriate in connection with the exercise of any remedies hereunder. Confidential information shall not include information that either: (a) is in the public domain, or becomes part of the public domain, after disclosure to Agility through no fault of Agility; or (b) is disclosed to Agility by a third party, provided Agility does not have actual knowledge that such third party is prohibited from disclosing such information.

10. Governing Law; Jurisdiction; Venue. The Transaction Documents, all acts and transactions under the Transaction Documents, and all rights and obligations of Agility and Borrower shall be governed by the internal laws (and not the conflict of laws rules) of the State of California. As a material part of the consideration to Agility to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to the Transaction Documents shall, at Agility's option, be litigated in courts located within California, and, at Agility's option, the venue therefor shall be Santa Barbara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

11. MUTUAL WAIVER OF JURY TRIAL. BORROWER AND AGILITY EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN AGILITY AND BORROWER INCLUDING ALL OTHER TRANSACTION DOCUMENTS, OR ANY CONDUCT, ACTS OR OMISSIONS OF AGILITY OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH AGILITY OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. IF THIS JURY WAIVER IS FOR ANY REASON UNENFORCEABLE, THE PARTIES AGREE TO RESOLVE ALL CLAIMS, CAUSES AND DISPUTES THROUGH JUDICIAL REFERENCE PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ BEFORE A MUTUALLY ACCEPTABLE REFEREE SITTING WITHOUT A JURY OR, IF NO AGREEMENT ON THE REFEREE IS REACHED, BEFORE A REFEREE SELECTED BY THE PRESIDING JUDGE OF THE CALIFORNIA SUPERIOR COURT FOR SANTA BARBARA COUNTY. THIS PROVISION SHALL NOT RESTRICT A PARTY FROM EXERCISING NONJUDICIAL REMEDIES UNDER THE CODE.

12. General. This Agreement and the other Transaction Documents are the final, entire and complete agreement between Borrower and Agility and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement and the other Transaction Documents. There are no oral understandings, representations or agreements between the parties which are not set forth in the Transaction Documents. The terms and provisions of this Agreement or any other Transaction Document may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Agility. Agility may assign all or any part of its interest in this Agreement or any other Transaction Document and the Obligations to any person or entity, or grant a participation in, or security interest in, any interest in this or any other Transaction Document, without notice to or consent of Borrower. Borrower may not assign any rights under or interest in this Agreement or any other Transaction Document without Agility's prior written consent.

13. Publicity. Borrower authorizes Agility to use Borrower's tradenames and logos in Agility's marketing materials in respect of the transactions evidenced by this Agreement, but only upon Borrower's prior written consent given or not at Borrower's reasonable discretion.

14. Lender's License. This loan is made pursuant to the California Finance Lenders Law, Division 9 (commencing with Section 22000) of the Financial Code. Agility Capital III, LLC, 1117 State Street, Santa Barbara, CA 93101, License Number 60DBO-74608. **FOR INFORMATION CONTACT THE DEPARTMENT OF FINANCIAL PROTECTION AND INNOVATION, STATE OF CALIFORNIA.**

AGILITY CAPITAL III, LLC

By: DocuSigned by: Daniel Corry
DF0E28792171400...

Title: Managing Member

COYUCHI, INC.

By: DocuSigned by: Neil Kee
B46FF41776B84DE...

Title: CFO

Address for notices:

Agility Capital III, LLC
1117 State Street
Santa Barbara, CA 93101
Attn: Jeff Carmody/Daniel Corry
Email: jeff@agilitycap.com; daniel@agilitycap.com

Address for notices:

Coyuchi, Inc.
1400 Tennessee Street, Unit 1
San Francisco, CA 94107
Attn: Neil Kee
Email: nkee@coyuchi.com

EXHIBIT A
COLLATERAL DESCRIPTION

All personal property of Coyuchi, Inc. (herein referred to as "Borrower" or "Debtor") whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including copyrights, patents, trademarks, goodwill and all intellectual property, payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), securities accounts, letter of credit rights, money, and all of Debtor's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT B

Places of Business and Locations of Collateral (Section 3(b)):

Radial, Inc.:	30 Transport Drive, Walton KY 41094
Amazon FBA:	NA
Coyuchi Retail Store:	11101 State Route 1, Point Reyes Station, CA 94956
Coyuchi Headquarters:	1400 Tennessee Street, San Francisco, CA 94107

Permitted Liens (Section 3(c)):

- None

Litigation (Section 3(g)):

- None

Subsidiaries and partnerships and joint ventures (Section 3(h)):

- None

Accounts (Section 3(i))

JPMorgan Chase Bank:	80003655230	Operating account
JPMorgan Chase Bank:	80003086238	Wholesale collections
JPMorgan Chase Bank:	80003093143	Reg-A collections
JPMorgan Chase Bank:	80001531434	401k plan
JPMorgan Chase Bank:	80001531442	Debit Card
Wells Fargo Bank:	6133517893	Retail Store Petty Cash
Citizens Bank:	4030255271	Springing DACA
Citizens Bank:	4030114627	Blocked DACA

EXHIBIT C
COMPLIANCE CERTIFICATE

TO: AGILITY CAPITAL III, LLC

FROM: COYUCHI, INC.

The undersigned authorized officer of Coyuchi, Inc. hereby certifies that in accordance with the terms and conditions of the Loan Agreement between Borrower and Lender (the "Agreement"), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted, (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof and (iii) no Event of Default has occurred that is continuing. Attached herewith are the required documents supporting the above certification. The undersigned officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required	Complies	
Bank account statements	Monthly within 15 days	Yes	No
Aged listings of A/R & A/P	Monthly within 15 days	Yes	No
Monthly financial statements	Monthly within 30 days	Yes	No
Compliance Certificate	Monthly within 30 days	Yes	No
Annual financial statements	FYE within 120 days	Yes	No
Tax returns, with schedules	FYE within 120 days	Yes	No
Reports, certificates, etc. submitted to Senior Lender	Concurrently upon delivery to Senior Lender	Yes	No

Financial Covenant	Required	Actual	Complies	
Tangible Net Worth [(i) – (ii) + (iii)]	≥ $3,900,000	$__________	Yes	No
(i)Total Assets		$__________		
(ii) Total Liabilities including Subordinated Debt		$__________		
(iii) Subordinated Debt		$__________		
Working Capital [(i) – (ii) + (iii)]				
(i)Total Current Assets	≥ $2,000,000	$__________	Yes	No
(ii) Total Current Liabilities		$__________		
(iii) Subordinated Debt (to the extent included in clause (ii))		$__________		

Comments Regarding Exceptions: See Attached if any.

Sincerely,

____
SIGNATURE

____
TITLE

____
DATE